SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-K/A
                                 Amendment No. 1


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): March 3, 2004


                             Big Dog Holdings, Inc.
                             ----------------------

             (Exact Name of Registrant as Specified in Its Charter)

     Delaware                          0-22963                 52-1868665
 (State or Other Jurisdiction   (Commission File Number)     (IRS Employer
   of Incorporation)                                         Identification No.)

                                 121 Gray Avenue
                         Santa Barbara, California 93101
               (Address of Principal Executive Offices) (Zip Code)

                               Mr. Anthony J. Wall
                            Executive Vice President
                               and General Counsel
                                 121 Gray Avenue
                         Santa Barbara, California 93101
                     (Name and Address of Agent For Service)

                                 (805) 963-8727
          (Telephone Number, Including Area Code, of Agent for Service)

                    INFORMATION TO BE INCLUDED IN THIS REPORT

This form 8-K/A is being filed to amend the Form 8-K filed on March 18, 2004 by Big Dog Holdings, Inc. (the "Company") to include the financial statements and pro forma financial information referred to in Item 7 below relating to the acquisition of The Walking Company. At the time of the filing of the Form 8-K, it was impractical for the Company to provide these financial statements and pro forma financial information. Pursuant to the instructions to Item 7 of Form 8-K, the Company hereby amends Item 7 to the Form 8-K to include the previously omitted information.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial Statements of The Walking Company included herein as Exhibit 99.1

The Walking Company and subsidiaries consolidated statements of operations, shareholders' equity and cash flows for the fiscal years ended February 1, 2004 and February 2, 2003
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Shareholders' Equity (Deficit)
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

The Walking Company and subsidiaries consolidated statements of operations, shareholder's equity and cash flows for the fiscal year ended February 3, 2002 Independent Auditors' Report
Consolidated Statement of Operations
Consolidated Statement of Shareholders' Equity
Consolidated Statement of Cash Flows
Notes to Consolidated Statements of Operations, Shareholders' Equity and Cash Flows

(b) Pro Forma Condensed Financial Information included herein as Exhibit 99.2

Pro Forma Financial Information -Explanatory Note
Unaudited Pro Forma Condensed Consolidated Statement of Operations - December 31, 2003
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2004
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(c)  Exhibits

Exhibit No.

99.1     Financial Statements of Business Acquired
99.2     Pro Forma Financial Information

                                TABLE OF CONTENTS
                                -----------------

Report of Independent Registered Public Accounting Firm
-------------------------------------------------------
Consolidated Balance Sheets February 1, 2004 and February 2, 2003
-----------------------------------------------------------------
Consolidated Statements of Operations Years ended February 1, 2004 and February 2, 2003
---------------------------------------------------------------------------------------
Consolidated Statements of Shareholders' Equity (Deficit) Years ended February 1, 2004 and February 2, 2003
-----------------------------------------------------------------------------------------------------------
Consolidated Statements of Cash Flows Years ended February 1, 2004 and February 2, 2003
---------------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
------------------------------------------
Independent Auditors' Report
----------------------------
Consolidated Statement of Operations Year ended February 3,2002
---------------------------------------------------------------
Consolidated Statement of Shareholders' Equity Year ended February 3, 2002
--------------------------------------------------------------------------
Consolidated Statement of Cash Flows Year ended February 3, 2002
----------------------------------------------------------------
Notes to Consolidated Statements of Operations, Shareholders' Equity and Cash
Flows
-----------------------------------------------------------------------------
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION - EXPLANATORY NOTE
-------------------------------------------------------------------------
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004
------------------------------------------------------------------------------------------------------------
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
-------------------------------------------------------------------------
SIGNATURES
----------

                                  Exhibit 99.1

                      THE WALKING COMPANY AND SUBSIDIARIES

                           (DEBTOR - IN - POSSESSION)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                YEARS ENDED FEBRUARY 1, 2004 AND FEBRUARY 2, 2003



                                                                                                  PAGE
                                                                                                  ----

           Report of Independent Registered Public Accounting Firm...........................      2

           Consolidated Balance Sheets as of February 1, 2004 and February 2, 2003...........      3

           Consolidated Statements of Operations for the years ended February 1, 2004 and
           February 2, 2003..................................................................      4

           Consolidated Statement of Shareholders' Equity (Deficit) for the years ended
           February 1, 2004 and February 2, 2003 ............................................      5

           Consolidated Statements of Cash Flows for the years ended February 1, 2004 and
           February 2, 2003..................................................................      6

           Notes to the Consolidated Financial Statements....................................      7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Walking Company

         We have audited the accompanying consolidated balance sheets of The Walking Company and subsidiaries (Debtor-in-Possession) as of February 1, 2004 and February 2, 2003, and the related statements of operations, and shareholders' equity (deficit) and of cash flows for the fiscal years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with of the Public
Company Accounting Oversight Board (United States). Those require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such financial statements present fairly, in all material respects, the financial position of The Walking Company and subsidiaries as of February 1, 2004 and February 2, 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 1 to the consolidated financial statements, on March 2, 2004, the Bankruptcy Court entered an order confirming the second amended plan of reorganization which became effective on March 3, 2004. Under the second amended plan of reorganization, substantially all of the assets of the Company were acquired as more fully described in Note 1.

DELOITTE & TOUCHE LLP

Los Angeles, California
May 21, 2004

                      THE WALKING COMPANY AND SUBSIDIARIES
                           (DEBTOR - IN - POSSESSION)
                           CONSOLIDATED BALANCE SHEETS
                      February 1, 2004 and February 2, 2003

                                                                                2003                      2002
                                                                                ----                      ----
                       ASSETS (Note 4)
CURRENT ASSETS:
 Cash and cash equivalents.............................................   $     880,000           $     1,131,000
 Accounts receivable, net (Note 3).....................................           8,000                   423,000
 Inventories...........................................................      11,680,000                23,467,000
 Prepaid expenses and other current assets.............................         997,000                 1,407,000
                                                                          -------------            --------------
 Total currents assets.................................................      13,565,000                26,428,000
 PROPERTY AND EQUIPMENT, Net (Note 2)..................................       8,147,000                12,004,000
 INTANGIBLE ASSETS, Net (Note 1).......................................         177,000                   259,000
 OTHER ASSETS (including deferred financing fees of $540,000 net of              99,000                   659,000
 accumulated amortization of $334,000 in 2002)(Notes 4 and 11).........   -------------            --------------
 TOTAL.................................................................   $  21,988,000            $   39,350,000
                                                                          =============            ==============

        LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable (including bank overdrafts of $114,000 and $2,081,000   $     834,000            $    8,617,000
in 2003 and 2002, respectively)(Note 5)................................
 Accrued expenses and other current liabilities (Note 5)...............       2,967,000                 3,339,000
 Liabilities subject to compromise under reorganization proceedings
 (Note 5)..............................................................      27,652,000                       ---
 Current borrowings under line of credit (Note 4)......................       7,330,000                16,380,000
 Current notes payable (Note 4)........................................             ---                10,086,000
 Current portion of obligations under capital lease (Notes 5 and 7)....             ---                   126,000
                                                                          -------------           ---------------
Total current liablilities..............................................     38,783,000                38,548,000
DEFERRED RENT (Note 7)..................................................        612,000                   532,000
OBLIGATIONS UNDER CAPITAL LEASES (Notes 5 and 7)........................            ---                   253,000
                                                                          -------------           ---------------
 Total liabilities......................................................     39,395,000                39,333,000
                                                                          -------------           ---------------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)
SHAREHOLDERS' EQUITY (DEFICIT) (Notes 4 and 8):
 Convertible preferred stock Series E, no par value-authorized
  250,000 shares; issued and outstanding 85,714 shares..................      5,939,000                 5,939,000
 Convertible preferred stock Series D, no par value-authorized
  250,000 shares; issued and outstanding 199,473 shares.................      9,807,000                 9,807,000
 Convertible preferred stock Series C, no par value-authorized
  500,000 shares; issued and outstanding 150,787 shares.................      3,085,000                 3,085,000
 Convertible preferred stock Series B, no par value-authorized
  100,000 shares; issued and outstanding 62,046 shares..................      1,109,000                 1,109,000
 Convertible preferred stock Series A, no par value-authorized
  100,000 shares; issued and outstanding 80,925 shares..................        921,000                   921,000
 Common stock, no par value-authorized 20,000 shares;
  issued and outstanding 1,005,022 shares...............................      2,074,000                 2,074,000
Accumulated deficit.....................................................    (40,342,000)              (22,918,000)
                                                                          -------------             --------------
    Net shareholders' equity (deficit)                                      (17,407,000)                   17,000
                                                                          -------------             --------------

TOTAL...................................................................  $  21,988,000             $  39,350,000
                                                                          =============             =============

                        See notes to consolidated financial statements.

                      THE WALKING COMPANY AND SUBSIDIARIES
                           (DEBTOR - IN - POSSESSION)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                Years Ended February 1, 2004 and February 2, 2003



                                                                                           FISCAL YEARS
                                                                                           ------------
                                                                                         2003                2002
                                                                                         ----                ----

            NET SALES....................................................            $ 74,323,000       $ 82,841,000

            COST OF GOODS SOLD (Note 10) ................................              36,689,000         44,150,000
                                                                                      -----------        -----------

            GROSS PROFIT.................................................              37,634,000         38,691,000
                                                                                      -----------        -----------

            OPERATING EXPENSES:
             Selling, marketing and distribution (Notes 1 and 10)........              34,964,000         44,025,000
             General and administrative (Note 10)........................               4,253,000          4,192,000
                                                                                     ------------       ------------
            Total operating expenses.....................................              39,217,000         48,217,000
                                                                                      -----------        -----------

            LOSS FROM OPERATIONS.........................................              (1,583,000)        (9,526,000)
                                                                                     -------------      -------------

            INTEREST EXPENSE (Notes 4, 5 and 7) .........................              (1,752,000)        (2,044,000)
                                                                                     -------------      -------------

            LOSS BEFORE REORGANIZATION COSTS AND PROVISION FOR INCOME TAXES
                                                                                       (3,335,000)       (11,570,000)

            REORGANIZATION COSTS (Note 11) ..............................             (14,061,000)                --
                                                                                    --------------      --------------

            LOSS BEFORE PROVISION FOR INCOME TAXES.                                   (17,396,000)       (11,570,000)

            PROVISION FOR STATE INCOME TAXES (Note 6)....................                 (28,000)           (30,000)
                                                                                    --------------      -------------

            NET LOSS.....................................................           $ (17,424,000)     $ ( 11,600,000)
                                                                                    ==============      ==============



                             See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
YEARS ENDED FEBRUARY 1, 2004 AND FEBRUARY 2, 2003 (Notes 4 and 8)


                           Series E Preferred Stock  Series D Preferred Stock   Series C Preferred Stock  Series B Preferred Stock
                           ------------------------  ------------------------   ------------------------  ------------------------
                           Number of                 Number of                  Number of                  Number of
                           Shares        Amount      Shares          Amount     Shares          Amount     Shares          Amount

BALANCE-February 4, 2002   85,714   $    5,939,000   199,473   $   9,807,000     150,787   $  3,085,000    62,046    $   1,109,000

  Net Loss                 ------    -------------   -------    ------------    --------   ------------    ------    --------------

BALANCE-February 4, 2003   85,714        5,939,000   199,473      9,807,000      150,787   $  3,085,000    62,046    $   1,109,000

  Net Loss                 ------    -------------   -------    ------------    --------   ------------    ------    --------------

BALANCE-February 4, 2004   85,714   $    5,939,000   199,473   $  9,807,000      150,787   $  3,085,000    62,046    $   1,109,000
                           ======   ==============   =======   ============     =========  ============    ======    =============


                                            Series A Preferred Stock   Common Stock
                                            ------------------------   -------------------                        Net
                                            Number of                  Number of               Accumulated     Shareholders
                                            Shares      Amount         Shares      Amount      Deficit         Equity (Deficit)
BALANCE-February 4, 2002                    80,925   $ 921,000        1,005,022  $ 2,074,000   $(11,318,000)   $   11,617,000

  Net Loss                                                                                      (11,600,000)      (11,600,000)
                                           -------   -----------      ---------  -----------   ------------      -------------
BALANCE-February 3, 2003                    80,925     921,000        1,005,022    2,074,000    (22,918,000)           17,000

  Net Loss                                                                                      (17,424,000)      (17,424,000)
                                           -------   -----------      ---------   -----------  -------------      ------------
BALANCE-February 1, 2004                    80,925   $  921,000       1,005,022   $ 2,074,000  $(40,342,000)      (17,407,000)
                                           =======   ===========     ===========  ===========  =============      ============


                   See notes to consolidated financial statements.

                      THE WALKING COMPANY AND SUBSIDIARIES
                           (DEBTOR - IN - POSSESSION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                YEARS ENDED FEBRUARY 1, 2004 AND FEBRUARY 2, 2003

                                                                                              YEARS ENDED,
                                                                                              ------------
                                                                                         2003              2002
                                                                                         ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss..................................................................         $(17,424,000)    $(11,600,000)
 Adjustments to reconcile net loss to net cash provided by (used in)
 operating activities:.....................................................
  Depreciation and amortization............................................            3,431,000        3,753,000
  Amortization of deferred debt issue costs................................              180,000          148,000
  Loss on disposition of property and equipment............................            2,558,000          207,000
  Impairment of property and equipment.....................................                 ----        2,562,000
  Impairment of goodwill...................................................               92,000             ----
  Net adjustments to liabilities subject to compromise under
    reorganization proceedings.............................................            6,788,000             ----
  Write off of deferred debt issue costs...................................              360,000             ----
  Changes in operating assets and liabilities:
   Accounts receivable.....................................................              415,000          156,000
   Inventories.............................................................           11,787,000         (452,000)
   Prepaid expenses and other current assets...............................              410,000          186,000
   Intangibles and other assets............................................               10,000           73,000
   Accounts payable........................................................            2,674,000         (703,000)
   Income taxes payable....................................................               39,000           14,000
   Accrued expenses and other current liabilities..........................            1,288,000        1,667,000
   Deferred rent...........................................................               80,000           89,000
                                                                                    ------------        ----------
    Net cash provided by (used in) operating activities....................           12,688,000       (3,900,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures......................................................           (2,190,000)      (1,893,000)
 Proceeds from sale of property and equipment..............................              475,000             ----
                                                                                    ------------      -----------
    Net cash used in investing activities..................................           (1,715,000)      (1,893,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
 (Decrease) Increase in overdraft liabilities..............................           (1,967,000)       2,081,000
 Net (repayments) borrowings under line of credit agreement................           (9,050,000)       2,572,000
 Deferred debt issue costs.................................................                 ----         (431,000)
 Issuance of notes payable, net............................................                 ----        2,500,000
 Repayment of capital lease obligations....................................              (207,000)       (291,000)
                                                                                    --------------    ------------
    Net cash (used in) provided by financing activities....................           (11,224,000)      6,431,000
                                                                                    --------------    ------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.......................             (251,000)         638,000
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...............................            1,131,000          493,000
                                                                                    -------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR.....................................          $    880,000     $ 1,131,000
                                                                                    =============     ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid for:
  Interest.................................................................          $ 1,202,000      $ 1,569,000
  Income taxes.............................................................                9,000           16,000

SUPPLEMENTAL DISCLOSURES OF  NONCASH INVESTING AND FNFORMATION:
    FINANCING ACTIVITIES:..................................................
  Property and equipment acquired under capital leases.....................            $ 417,000         $469,000


               See notes to consolidated financial statements.

                      THE WALKING COMPANY AND SUBSIDIARIES
                           (DEBTOR - IN - POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                YEARS ENDED FEBRUARY 1, 2004 AND FEBRUARY 2, 2003


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

         The consolidated financial statements include the accounts of The Walking Company and its subsidiaries (the "Debtor-in-Possession" or "Company"). All significant inter-company accounts and transactions have been eliminated. The Company is principally engaged in the retailing of footwear and accessories in retail mall locations throughout the United States.

         On July 14, 2003 (the "Petition Date"), the Company filed for protection under Chapter 11 of the United States Bankruptcy Code. In a Chapter 11 filing, substantially all liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization. In accordance with Statement of Position 90-7, Financial Reporting by Entities under the Bankruptcy Code, those liabilities and obligations whose disposition is dependent on the outcome of the Chapter 11 filing have been segregated and classified as liabilities subject to compromise under reorganization proceedings in the accompanying consolidated financial statements (see Note 5). Liabilities not subject to compromise are separately classified as current or non-current. Expenses, realized losses, and provisions for losses resulting from the reorganization are separately recorded as reorganization items (see Note 11). Generally, actions to enforce or otherwise effect payment of all pre-Chapter 11 liabilities as well as all pending litigation against the company are stayed while the Company continues its business operations as Debtor-in-Possession.

         On March 1, 2004, an order confirming the Debtor's Second Amended Plan of Reorganization (the "Plan") was entered and then confirmed by the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") in an order (the "Order") entered on March 2, 2004 whereby all the assets of the Company would be acquired by Big Dog Holdings, Inc. ("Big Dog"), through Big Dog's majority-owned subsidiary, TWC Acquisition Corp, ("TWC"). The total purchase price for the acquisition was approximately $22 million, which included the payment and issuance of cash, notes and securities by TWC and Big Dog pursuant to the Plan. The purchase price is subject to change and will be finalized upon review and refinement of certain estimates and completion of valuation and appraisals. The purchase included that TWC (i) paid the approximately $7,330,000 outstanding balance under the Debtors' Loan and Security Agreement with Wells Fargo Retail Finance II, LLC ("WFRF"), (ii) paid $1,700,000 in cash to certain creditors of the Debtors, (iii) issued $3,300,000 in aggregate principal amount of secured promissory notes to certain creditors of the Debtors, and issued to such creditors a right to put 50% of the outstanding principal amount of such notes to Big Dog at a 20% discount, (iv) issued $721,000 in aggregate principal amount of unsecured promissory notes to certain creditors of the Debtors, and issued a right to put such unsecured notes to TWC at a 20% discount, (v) assumed a long-term obligation to pay $584,000 in accrued sales taxes, (vi) paid approximately $1,000,000 in certain acquisition-related fees and expenses, (vii) assumed approximately $5,500,000 of accrued expenses and other liabilities, (viii) settled a disputed administrative claim with an online shoe retailer (see note 3) for $660,000 and (ix) issued to certain creditors of the Debtors 10% of TWC's outstanding common stock), with a right to convert the TWC shares into shares of common stock of Big Dog at a price of $4.35 per share and a right to put such TWC shares to TWC for cash totaling $645,000. In addition, Big Dog and certain executives of Big Dog provided certain guarantees relating to the purchase.

          In conjunction with the acquisition of the Company and in accordance with the Plan, Big Dog rejected certain capital leases and terminated the Company's existing employee benefit plan. In addition, all common stock, preferred stock, stock options, and warrants were cancelled as of the effective date of the Plan without consideration.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

         The Company reports its income on a 52- or 53-week fiscal year basis with the last day of the year being the Sunday closest to the end of January. The fiscal years ended February 1, 2004 (fiscal year 2003) and February 2, 2003 (fiscal year 2002) consisted of fifty-two weeks and fifty-three weeks, respectively.

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with a maturity of less than three months when purchased to be cash equivalents.

INVENTORIES

         Inventories, consisting primarily of footwear held for resale, are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are provided using the straight-line method over the following useful lives:

           Store fixtures.....................................         7 years
           Machinery and equipment............................         7 years
           Computer equipment.................................         5 years
           Computer software..................................         3 years

Leasehold improvements are depreciated over the lesser of the estimated useful life of the asset or the term of the lease.

IMPAIRMENT OF LONG-LIVED ASSETS

         The Company evaluates the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This evaluation is performed based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of the related asset. If the undiscounted future cash flows are less than the carrying value, an impairment loss is recognized, measured by the difference between the carrying value and the estimated fair value of the assets, with such estimated fair values determined using the best information available generally based on prices for similar assets for stores recently opened. The Company's evaluation for the fiscal year 2002, which included all retail locations, indicated that operating losses existed for certain retail locations with a projection that the operating losses for these retail locations would continue. The Company recorded write-downs of store fixtures and leasehold improvements for these retail stores which approximated $2,562,000 for fiscal 2002. Such costs are included in selling, marketing and distribution expenses in fiscal 2002 in the consolidated statements of operations. The Company's evaluation for fiscal 2003 indicated that no impairment existed at February 1, 2004.

INTANGIBLE ASSETS

         Effective February 3, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill and "indefinite lived" intangibles from an amortization method to an impairment-only approach. Accordingly, amortization of goodwill and intangible assets acquired in a previous acquisition ceased on February 3, 2002. Beginning in fiscal 2002, impairment tests are performed at least annually and more often as circumstances require. The Company's evaluation of goodwill for fiscal years 2003 and 2002 indicated impairment in fiscal 2003, and accordingly, $92,000 was recorded as a write-down of goodwill and was included in reorganization expenses in the accompanying consolidated statements of operations. Management does not believe that any impairment of its trademarks existed for fiscal years 2003 and 2002. Intangible assets at fiscal 2003 and 2002 include goodwill of $68,000 and $160,000 and trademarks of $109,000 and $99,000, respectively, which are stated at cost less accumulated amortization.

REVENUE RECOGNITION

         The Company's revenues are generated by its retail operations, which are recognized at the time of sale. The Company records an allowance for estimated returns in the period of sale based on prior experience. For fiscal years 2003 and 2002, the Company recorded a reserve for returns of $157,000 and $196,000, respectively.

SHIPPING AND HANDLING

         Revenue received from shipping and handling is reflected in net sales in the accompanying statements of operations. Costs for shipping and handling are included in selling, marketing and distribution expense and totaled $1,457,000 and $1,575,000 for the fiscal years ended February 1, 2004 and February 2, 2003, respectively.

PRE-OPENING COSTS

Store pre-opening costs are expensed as incurred.

ADVERTISING

         Advertising costs are expensed as incurred. Total advertising expense was $166,000 and $319,000 for fiscal 2003 and 2002, respectively.

INCOME TAXES

         The Company accounts for income taxes using an asset and liability approach for measuring deferred income taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at each balance sheet date. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount expected to be realized (see Note 6).

ACCOUNTING FOR STOCK-BASED COMPENSATION

         SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation, requires companies to estimate employee stock compensation expense based on the fair value method of accounting. However, the statement allows the alternative of continued use of the intrinsic value method described in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, if pro forma disclosure of fair value amounts is provided. The Company has elected the alternative of continued use of APB Opinion No. 25. However, the impact on pro forma net loss is immaterial; therefore, no pro forma information is presented. There were no stock options issued during the fiscal years ended 2003 and 2002.

USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair values of cash and cash equivalents, receivables, trade accounts payable and accrued liabilities approximate their carrying values because of the short-term maturity of these instruments. As a result of the Company's Chapter 11 filing, a limited market has developed for the trading of financial instruments included as liabilities subject to compromise under reorganization proceedings. Since the market for claims against the Company under Chapter 11 is not well developed, no reliable market price is available.

REORGANIZATION COSTS

         Expenditures directly related to the Chapter 11 filing are classified as reorganization costs and are expensed as incurred (see Note 11).

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 eliminates the amortization of goodwill and intangible assets with indefinite useful lives and requires goodwill and intangible assets to be reviewed for impairment at least annually and expensed to earnings only in the periods in which the recorded value of the intangible asset is more than the fair value. SFAS No. 142 was effective for fiscal years beginning after December 15, 2001. This Statement was adopted in fiscal 2002. Accordingly, amortization of goodwill and intangible assets ceased on February 3, 2002.

         In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which provides standards on the accounting for obligations associated with the retirement of long-lived assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of this statement did not have an impact on the Company's consolidated financial statements.

         In July 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS No. 121 on the same topic and the accounting and certain reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as defined in that Opinion). This Statement also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal periods beginning after December 15, 2001. The Company implemented the pronouncement at the beginning of fiscal year 2002. The adoption of this statement did not have an impact on the Company's consolidated financial statements.

         In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses exit or disposal activities including one-time involuntary employee termination benefits, contract termination costs and costs to consolidate facilities or relocate employees. Existing accounting guidelines (principally Emerging Issue Task Force Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity) require companies to recognize a liability when management commits itself or announces plans to exit or dispose of an activity. SFAS No. 146 prohibits companies from recognizing an exit or disposal liability until the liability has been incurred, generally the "communication date" for one-time termination benefits and the contract termination or "cease use date" for contract costs, and will require these liabilities to be measured at fair value. This statement is effective for exit or disposal activities initiated after December 31, 2002. The adoption of the provisions of this statement did not have an impact on the Company's consolidated financial statements.

         In December 2002, the FASB issued SFAS No. 148. SFAS No. 123, as amended by SFAS No. 148, requires companies to estimate employee stock compensation expense based on the fair value method of accounting. However, the statement allows the alternative of continued use of the intrinsic value method described in APB Opinion No. 25, if pro forma disclosure of fair value amounts is provided. The Company has elected the alternative of continued use of APB Opinion No. 25.

         In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have an impact on the Company's consolidated financial statements.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement did not have an impact on the consolidated financial statements since the Company currently has no instruments that meet this definition.

         In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which elaborates on required disclosures by a guarantor in its financial statements about obligations under certain guarantees that it has issued and clarifies the need for a guarantor to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted the provisions of this Interpretation relating to initial recognition and measurement of guarantor liabilities, which was effective for qualifying guarantees entered into or modified after January 1, 2003. The adoption of this interpretation did not have an impact on the Company's consolidated financial statements.

         In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51, Consolidated Financial Statements. This interpretation addresses consolidation by business enterprises of entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Variable interest entities are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among the parties involved. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity's expected losses or receives a majority of its expected residual returns. In December 2003, the FASB amended FIN 46, now known as FIN 46 Revised ("FIN 46R"). The requirements of FIN 46R are effective no later than the end of the first reporting period that ends after December 15, 2004. A company that has applied FIN 46 to an entity prior to the effective date of FIN 46R shall either continue to apply FIN 46 until the effective date of FIN 46R or apply FIN 46R at an earlier date. The Company does not believe the adoption of this interpretation will have an impact on the Company's consolidated financial statements.

2. PROPERTY AND EQUIPMENT

         Property and equipment consist of the following as of February 1, 2004 and February 2, 2003:


                                                                        2003             2002
                                                                        ----             ----
         Leasehold improvements.............................        $ 11,541,000     $ 14,347,000
         Store fixtures.....................................           7,274,000        9,589,000
         Furniture, fixtures and equipment..................             635,000          616,000
         Computer equipment and software....................           4,017,000        3,112,000
         Construction in progress...........................             194,000          168,000
                                                                    ------------     ------------


                                                                      23,661,000       27,832,000
         Less accumulated depreciation and amortization.....        (15,514,000)      (15,828,000)
                                                                    ------------     ------------
         Property and equipment, net........................         $ 8,147,000      $12,004,000
                                                                     ===========      ===========

         Depreciation and amortization of property and equipment totaled $3,431,000 and $3,753,000 in fiscal years 2003 and 2002, respectively. In fiscal 2003 and 2002, the Company closed 32 and 1 store respectively while opening five stores in each year.

3. INVESTMENT

         The Company has a 34% ownership interest in Shoes.com, Inc. ("Shoes.com"), an online shoe retailer. Due to losses incurred by Shoes.com, the Company's investment was reduced to zero in fiscal year 2000. The Company does not have any guarantees of the indebtedness of Shoes.com, Inc. or any obligation to fund operating deficits of Shoes.com, Inc.; thus, no related accrual for losses in excess of its basis were recorded by the Company.

         In November 2002, the Company entered into certain E-commerce and Supply agreements with Shoes.com for the purpose of operating a new Walking Company website and supplying inventory to Shoes.com. Such agreements were for a period of ten years. The E-commerce agreement allowed Shoes.com to operate a Walking Company website selling footwear and other products to the public consumer through online sales. The Company reported all revenues in the accompanying financial statements, which amounts for fiscal years 2003 and 2002, respectively, were not significant. At February 1, 2004 and February 2, 2003, the Company recorded amounts due from Shoes.com of $0 and $131,000 in accounts receivable in the accompanying balance sheets, respectively.

 4. BORROWINGS UNDER CREDIT LINE AND NOTES PAYABLE

         On June 23, 2000, the Company entered into a line of credit agreement (the "Agreement") with a bank to replace its former credit facility. The Agreement was amended on December 20, 2001. The Agreement permited maximum borrowings of the lesser of $35,000,000 or, based on an independent appraisal, up to 65% of the Company's eligible inventory balances. Under the amendment to the Agreement, the Company could borrow $1,500,000 in excess of the borrowing base through September 30, 2003. Borrowings under this Agreement bore interest at the bank's prime interest rate plus 0.50% (5.25% at February 2, 2003) or an adjusted Eurodollar rate ("LIBOR") plus 2.75% (4.09% at February 2, 2003) and expire on July 31, 2004. As of February 2, 2003, outstanding borrowings under this agreement were $16,380,000. Borrowings under the Agreement were also secured by substantially all of the Company's assets. The Agreement required the Company to be in compliance with certain financial covenants (including a fixed charge coverage ratio) and operational covenants, as defined in the Agreement. As of February 2, 2003, the Company was not in compliance with certain of its financial covenants. On April 2, 2003, the Company received a notice of default and a reservation of rights from their lender.

         On August 1, 2003, the Company entered into a one year, $20,000,000 debtor-in-possession financing ("DIP Financing") with a bank to replace the existing facility as described above. The DIP Financing was subject to various financial performance covenants, such as earnings before interest, taxes, depreciation, amortization and rent, minimum sales, maximum disbursements, minimum/maximum inventory as well as actual gross margin variances from plan. The maximum borrowing under the DIP Financing was based on a percentage of eligible inventory varying from 65% to 75%, net of established reserves. The agreement was collateralized by substantially all assets of the Company. Borrowings under this agreement bear interest at the bank's prime rate plus 1.5% (5.5 % at February 1, 2004). On November 21, 2003, the agreement was amended, among other things, to change the maturity date to the earliest of July 31, 2004 or the date of entry of an order by the Bankruptcy court confirming a reorganization plan of the borrower satisfactory to the bank. This loan was used to pay amounts as outlined in the financial performance covenants. The outstanding balance was $7,330,000 as of February 1, 2004.

         The Company also has a $6,000,000 senior subordinated note payable ("Senior Subordinated Note Payable") bearing interest at 12.5% from a third-party investor ("Investor"). Payment required under the note is as follows: interest-only payments from date of note (July 1999) through July 2003, principal and interest on a monthly basis from July 2003 through June 2004, and any unpaid principal and interest due in full in July 2004. The amount of principal due in fiscal years 2003 and 2004 is approximately $840,000 and $5,160,000, respectively. Upon the closing of the financing, warrants were issued that entitle the Investor to purchase 332,824 shares of the Company's common stock for $0.01 per share. The warrants expire on the earlier of October 2008 or six years from the date the note and related interest are paid in full. Upon issuance of the 2002 Notes (see below), the $6,000,000 senior subordinated note holders agreed to defer payment of 5.5% out of the 12.5% interest payable monthly on the $6,000,000 subdebt. For its deferral of 5.5% current interest, the Subdebt holders received warrants for common stock at the next equity-offering price (supplemental warrants). Under reorganization proceedings, at February 1, 2004, $6,000,000 of this note was deemed compromised and therefore classified as a liability subject to compromise on the accompanying balance sheet (Note 5). At the time of their issuance, there was no value ascribed to the 332,824 or the supplemental warrants.

         On December 20, 2001, the Company entered into a $1,500,000 note and warrant purchase agreement ("Junior Subordinated Note Payable" or "2001 Notes and 2001 Warrants") with certain shareholders of the Company. This agreement was junior to the $6,000,000 senior subordinated note. It bore interest at the rate of 15% per annum. The original agreement stated that if the principal and accrued interest is not paid by April 20, 2003, the note holders individually have the option to exercise their warrants which, if exercised, would collectively equal 10% of the Company's then outstanding common shares. However, in September 2002, the Company reissued the 2001 Notes to have identical terms as the unsecured 2002 Notes (see below). The amended maturity date for interest and principal payments became October 29, 2006. The holders of the 2001 Notes and 2001 Warrants were required to submit to the Company their original 2001 Notes and 2001 Warrants to the Company for cancellation. At February 1, 2004, this note was deemed compromised and therefore classified as a liability subject to compromise in the accompanying balance sheet (Note 5). At the time of issuance, there was no value ascribed to the 2001 Warrants.

         In September and October, 2002, the Company commenced the issuance of $2,500,000 in secured convertible promissory notes ("Secured Convertible Promissory Notes" or "2002 Notes") and $1,000,000 in unsecured convertible promissory notes ("Unsecured Convertible Promissory Notes" or "2002 Notes") pursuant to the Note Purchase Agreement dated September 18, 2002 with third-party investors and certain shareholders. Purchasers of the 2002 Notes received two types of Notes, one secured and the other unsecured. For each $1 of secured 2002 Notes purchased, the purchaser received $0.40 in unsecured 2002 Notes. The September 18, 2002 and the October 15, 2002 closing resulted in the issuance of $2,450,000 ($1,750,000 secured and $700,000 unsecured) and $1,050,000 ($750,000 secured and $300,000 unsecured). The notes pay interest at 15% per annum. Interest and principal payments are not required until maturity, October 29, 2006. Under reorganization proceedings, at February 1, 2004, these notes were deemed compromised and therefore classified as a liability subject to compromise on the accompanying balance sheet (Note 5). At the time of issuance, no value was ascribed to the conversion feature.

         Deferred financing costs included in other assets in the accompanying balance sheets as of February 1, 2004 and February 2, 2003, are $0 and $540,000, respectively. These costs were amortized using the straight-line method over the term of the of the related debt. When the Company filed for protection under Chapter 11 of the Bankruptcy Code, amortization of these deferred financing costs ceased. Of the amount recorded as of February 2, 2003, $360,000 was expensed as reorganization costs in fiscal year 2003 (see Note 11) and $180,000 was amortized to interest expense.

5. LIABILITIES SUBJECT TO COMPROMISE UNDER REORGANIZATION PROCEEDINGS

         Liabilities subject to compromise under reorganization proceedings refers to liabilities incurred prior to the Petition Date. Under bankruptcy law, actions by creditors to collect indebtedness owed prior to the Petition Date were stayed and certain other pre-petition contractual obligations became unenforceable against the Company. These liabilities consist primarily of amounts that were outstanding under long-term debt agreements, accrued interest, trade accounts payable, other accrued expenses and capital leases. These amounts represent the Company's estimates of known or potential claims to be resolved in connection with the Chapter 11 filing. The Company received approval from the Court to pay certain pre-petition liabilities including salaries and wages, benefits and other employee obligations. The Court also approved payments related to amounts outstanding under the line of credit agreement through the use of the DIP Financing agreement. Except for the line of credit agreement, employee payroll and benefits, and sales and use taxes, all pre-petition liabilities have been classified as liabilities subject to compromise under reorganization proceedings in the Company's consolidated balance sheet as of February 1, 2004. Adjustments to the claims resulting from negotiations, payments authorized by Court order, rejection of executory contracts including leases and other events, have been adjusted to the court allowed amount in the accompanying consolidated balance sheet and recognized as a component of reorganization costs in the statements of operations for the year ended February 1, 2004. (See Note 11)

         The following table summarizes the components of the liabilities subject to compromise in our consolidated balance sheet as of February 1, 2004:

                                                                                                   2003
                                                                                                   ----
                      Secured liabilities:
                        Senior subordinated note payable (includes interest payable of
                         $385,000 accrued through petition date) (See Note 4).......          $  6,385,000
                        Secured convertible promissory notes (includes interest
                         payable of $303,000 accrued through petition date) (See
                         Note 4)....................................................             2,803,000
                        Capitalized lease obligations (See Note 7)..................               589,000
                                                                                               ------------
                                                                                                 9,777,000
                                                                                               -----------
                      Unsecured liabilities:
                        Junior subordinated note payable (includes interest payable of
                         $366,000 accrued through petition date (See Note 4)........             1,866,000
                        Unsecured convertible promissory notes (See Note 4).........             1,000,000
                        Trade accounts payable including merchandise vendors........            14,364,000
                        Priority tax claim..........................................               584,000
                        Other note payable..........................................                61,000
                                                                                                -----------
                                                                                                17,875,000
                                                                                                -----------
                      Total liabilities subject to compromise under reorganization proceedings.........................................................$ 27,652,000
                                                                                               ============

6. INCOME TAXES

         At February 1, 2004 and February 2, 2003 the Company had Federal and state net operating loss carryforwards of approximately $24,524,000 and $12,031,000, and deferred tax assets aggregating $12,291,000 and $7,798,000, respectively. Due to the uncertainty of the Company's ability to generate future earnings, the Company has established a related valuation allowance of $12,291,000 and $7,798,000 at February 1, 2004 and February 2, 2003,
respectively, as management believes it is more likely than not that the deferred income tax assets will not be realized. During fiscal 2003 and 2002, the Company recognized a net increase in the valuation allowance of $4,493,000 and $3,882,000, respectively.

         The Company filed for Chapter 11 protection under the United States Bankruptcy Code in July, 2003. Subsequent to year end, substantially all of the Company's assets were sold as part of the reorganization (see Note 1); therefore, the losses and deferred tax assets will not be fully recognized or utilized in future periods.

7. COMMITMENTS AND CONTINGENCIES

LEASES

         The Company leases retail stores, office buildings and warehouse space under lease agreements that expire through 2014. Future minimum lease payments are as follows:

                                                                                          Operating           Capital
                                                                                           Leases              Leases
                                                                                          ---------           --------
FISCAL YEARS ENDING

                  2004............................................................     $ 10,069,000           $ 324,000
                  2005............................................................        9,556,000             238,000
                  2006............................................................        9,098,000             112,000
                  2007............................................................        7,729,000               2,000
                  2008............................................................        5,761,000                 ---
                  Thereafter......................................................        8,188,000                 ---
                                                                                       ------------            --------

                  Total minimum obligations.......................................     $ 50,401,000             676,000
                           Less amount representing interest......................     ============              87,000
                                                                                                              ---------
                  Present value of minimum lease payments (Note 5)................                              589,000
                           Less current portion...................................                              191,000
                                                                                                              ---------
                  Long-term portion...............................................                             $398,000
                                                                                                               ========


         The above amounts do not include contingent rentals based on sales in excess of the stipulated minimum that may be paid under certain leases on retail stores. Additionally, certain leases contain future adjustments in rental payments based on changes in a specified inflation index. The effective annual rent expense for the Company is the total rent paid over the term of the lease, amortized on a straight-line basis. The difference between the actual rent paid and the effective rent recognized for financial statement purposes is reported as deferred rent.

         Rent expense for the fiscal years ended 2003 and 2002 was $11,682,000 and $13,467,000, respectively, and includes contingent rentals of $45,000 and $52,000, respectively, which are included in operating expenses in the consolidated statements of operations.

8. STOCKHOLDERS' EQUITY

COMMON STOCK

         The Company's credit agreement prohibits the payment of dividends. The Company did not pay dividends in 2003 and 2002, and does not expect to pay dividends in the future.

PREFERRED STOCK

         Holders of all outstanding series of preferred stock are entitled to receive dividends if and when declared upon the common stock. None of the outstanding series of preferred stock has any rights to cumulative dividends. The holders of the outstanding series of preferred stock have liquidation preferences over each junior issuance of preferred stock and over the common stock. Shares of all outstanding series of preferred stock are convertible into common stock at any time (ten shares of common stock for each share of preferred stock). All outstanding series of preferred stock automatically convert to common stock upon the closing of a public offering.

STOCK OPTIONS AND WARRANTS

         Options to purchase common shares have been granted under the 1993 Stock Option Plan to officers, directors, key employees, and other parties providing services to the Company. The Company has reserved a total of 1,500,000 shares under the stock option plan and has 627,440 of options outstanding as of February 1, 2004 to purchase common stock at an exercise price ranging from $1.93 to $9.50 per share. The options vest over a range of time from grant date to five years commencing one year from grant date. As of February 1, 2004, a total of 551,140 options were vested under the stock option plan, with a weighted-average exercise price of $5.04.

         The following summarizes stock option activity for the periods presented:

                                                                                     WEIGHTED-
                                                                NUMBER                AVERAGE
                                                              OF SHARES            EXERCISE PRICE
                                                              ---------            ---------------

Balance at February 3, 2002.............................       782,340                 $ 5.45
   Options cancelled....................................       (73,600)                $(2.88)
                                                               -------
Balance at February 2, 2003.............................       708,740                 $ 5.72
   Options cancelled....................................       (81,300)                $(7.96)
                                                               -------
Balance at February 1, 2004.............................       627,440                 $ 5.43
                                                               =======


The following table summarizes information about stock options outstanding at February 1, 2004:

                                                                                               OPTIONS
                                              OPTIONS OUTSTANDING                           EXERCISABLE
                            -------------------------------------------------------    ------------------------------
                                              WEIGHTED-AVERAGE
                                                 REMAINING          WEIGHTED-AVERAGE                  WEIGHTED-AVERAGE
     RANGE OF EXERCISE         OPTIONS          CONTRACTUAL              EXERCISE        OPTIONS        EXERCISE
           PRICES            OUTSTANDING          LIFE                    PRICE         EXERCISABLE       PRICE
           ------            -----------          ----                    -----         -----------       ------
           $1.93                70,740             0.2 years             $ 1.93           70,740         $ 1.93
            2.50               128,000             2.0 years               2.50          128,000           2.50
          4.5-6.00             133,000             3.1 years               5.12          133,000           5.12
            7.00               123,000             4.0 years               7.00          123,000           7.00
         8.00-9.50             172,700             7.4 years               8.06           96,400           8.10
                             ----------                                                 ---------
        1.934-9.50             627,440             3.9 years               5.43          551,140           5.04
                             ==========                                                 =========

         At February 1, 2004 and February 2, 2003, the number of options exercisable for each year was 551,140 and 522,307, respectively. No options were issued or exercised during the fiscal years 2003 and 2002.

         The Company accounts for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25 and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements. SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation, requires companies to estimate and disclose employee stock compensation expense based on the fair value method of accounting. Under the fair value method, no compensation expense would be recorded.

         As of February 3, 2004, the Company had outstanding warrants to purchase 1,639,244 shares of the Company's common stock for $.01 to $5.39 per share and 3,240 shares of the Company's Series C preferred stock for $2.50 per share that were granted outside of the 1993 Stock Option Plan. No warrants were exercised during fiscal years 2003 and 2002.

9. EMPLOYEE BENEFIT PLAN

         The Company has a Retirement Savings Plan (the "Plan"), a defined contribution plan adopted pursuant to Section 401(k) of the Internal Revenue Code. The Plan is available to substantially all of the Company's employees. The Company matches 25% of each dollar deferred up to 4% of compensation. Participants vest in the Company's contribution at varying rates of 0% to 25% per year over six years. The Company contributed approximately $25,000 and $41,000 in 2003 and 2002, respectively.

10. RELATED PARTY TRANSACTIONS

         For the fiscal year ended 2003, the Company paid rent totaling $349,000 for a retail store for which a shareholder owns. In fiscal year 2002, the Company paid rent totaling $604,000 for a retail store and an office building for which a shareholder owns. Additionally, in the normal course of business, the Company purchased inventory from a family member of a shareholder which totaled $78,000 and $150,000 in fiscal years 2003 and 2002, respectively. See discussion of related party transactions with Shoes.com in Note 5.

11. REORGANIZATION COSTS

         Expenses and income directly incurred or realized as a result of the Chapter 11 filing have been segregated from the normal operations and are disclosed separately in the accompanying consolidated statements of operations. The major components are as follows for the fiscal years ended February 1, 2004:

         Professional fees and administrative items....................       $2,079,000
         Write off of deferred debt issue costs........................          360,000
         Allowed claims adjustments....................................        6,788,000
         Store closing costs...........................................          814,000
         Employee retention bonus......................................          805,000
         Loss on sale of inventory at closed stores....................          645,000
         Loss on abandonment of assets.................................        2,570,000
                                                                             -----------
         Total reorganization costs                                          $14,061,000
                                                                            ============

         Professional fees and other administrative items relate to legal, accounting and other professional costs directly attributable to the Chapter 11 filing. Write off of deferred debt issuance costs represent the adjustment of the pre-petition debt to the allowed claim amount under Chapter 11. Allowed claim adjustments represent adjustments to certain pre-petition liabilities included within liabilities subject to compromise to reflect the allowed amount under Chapter 11 based on the Company's claim reconciliation process. Store closing costs include accrued rent and expenses paid to close stores. Employee retention bonuses represent bonuses paid to employees to retain their employment during the bankruptcy process. Loss on sale of inventory consists of the sale of inventory from certain closed stores to inventory liquidators at amounts below cost. Loss on abandonment of assets consists of the net book value of leasehold improvement and store fixtures abandoned with the closure of certain stores as a result of the Chapter 11 filing during fiscal 2003.

                      THE WALKING COMPANY AND SUBSIDIARIES



          INDEX TO CONSOLIDATED STATEMENTS OF OPERATIONS, SHAREHOLDERS' EQUITY
                                 AND CASH FLOWS

                           YEAR ENDED FEBRUARY 3, 2002



                                                                                                  PAGE
                                                                                                  ----

           Independent Auditors' Report......................................................      2

           Consolidated Statement of Operations for the year ended February 3, 2002 .........      3

           Consolidated Statement of Shareholders' Equity for the year ended
           February 3, 2002 .................................................................      4

           Consolidated Statement of Cash Flows for the year ended February 3, 2002 .........      5

           Notes to the Consolidated Statements of Operations, Shareholder's
           Equity and Cash Flows.............................................................      6

                          Independent Auditors' Report

The Board of Directors
The Walking Company:


We have audited the accompanying consolidated statement of operations, shareholder's equity and cash flows of The Walking Company and subsidiaries as of February 3, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of The Walking Company and subsidiaries for the year ended February 3, 2002 in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP

Los Angeles, California
May 3, 2002

                               THE WALKING COMPANY
                                AND SUBSIDIARIES
                      Consolidated Statement of Operations
                           Year ended February 3, 2002

Net Sales                                                            $   87,894,417
Cost of goods sold                                                       45,485,483
                                                                     ---------------
         Gross profit                                                    42,408,934
                                                                     ---------------
General and administrative expenses                                       6,840,333
Store expenses                                                           31,628,603
Warehouse expenses                                                        1,186,004
Store closure costs (note 10)                                               599,809
Depreciation and amortization                                             3,851,828
                                                                     ---------------
                                                                         44,106,577
                                                                     ---------------
         Loss from operations                                            (1,697,643)
Interest expense                                                         (1,852,216)
                                                                     ---------------
         Loss before income taxes                                        (3,549,859)
State income taxes-all current (note 9)                                      28,500
                                                                     ---------------
         Net loss                                                     $  (3,578,359)
                                                                     ===============

See accompanying notes to consolidated financial statements.

                               THE WALKING COMPANY
                                AND SUBSIDIARIES
         Consolidated Statement of Shareholders' Equity (Notes 7 and 8)
                           Year ended February 3, 2002



                           Series E Preferred Stock  Series D Preferred Stock   Series C Preferred Stock  Series B Preferred Stock
                           -----------------------------------------------------------------------------   -----------------------
                             Number of              Number of                  Number of                   Number of
                             Shares       Amount    Shares         Amount      Shares        Amount        Shares       Amount
                            ---------    ---------  -------       -----------  ---------    ----------     -------     -----------
Balance at January 28, 2001   85,714   $ 5,939,644  199,473      $ 9,807,062   150,787     $ 3,085,171     62,046      $ 1,109,147
  Net Loss                       ---           ---      ---              ---      ---             ---         ---            ---
                            ---------    ---------  -------       -----------  ---------    ----------     -------     -----------
Balance at February 3, 2002   85,714   $ 5,939,644  199,473      $ 9,807,062   150,787     $ 3,085,171     62,046      $ 1,109,147
                            =========  ===========  =======      ============  ==========   ==========     =======     ===========


                                    Series A Preferred Stock   Common Stock
                                    --------------------------------------------------                      Net
                                    Number of                  Number of                 Accumulated        shareholders'
                                    Shares          Amount     Shares         Amount      Deficit           equity
                                    ------          -------    ---------     ---------   -----------        ------------
Balance at January 28, 2001         80,925        $ 920,500    1,005,022   $ 2,073,832  $ (7,739,440)      $ 15,195,916
Net Loss .........                     ---             ---         ---            ---     (3,578,359)        (3,578,359)
                                    ------          -------    ---------     ---------   ------------       ------------
Balance at February 3, 2002         80,925        $ 920,500    1,005,022   $ 2,073,832  $(11,317,799)     $ (11,617,557)
                                    ------        ---------    ---------   -----------   ------------       ------------

See accompanying notes to consolidated financial statements.

                               THE WALKING COMPANY
                                AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows
                           Year ended February 3, 2002

Cash flows from operating activities:
         Net loss                                                                         $    (3,578,359)
         Adjustments to reconcile net loss to net cash
                provided by operating activities:
                           Depreciation and amortization                                        3,851,828
                           Loss on disposal of property and equipment                             259,140
                           Changes in operating assets and liabilities:
                                    Inventories                                                 3,183,164
                                    Accounts receivable                                           747,637
                                    Prepaid expenses and other current assets                       9,270
                                    Other assets                                                   83,411
                                    Accounts payable and accrued expenses                        (366,913)
                                    Customer deposits                                              (1,160)
                                    Deferred rent                                                 (28,557)
                                                                                           ---------------
                                            Net cash provided by operating activities            4,159,461
                                                                                           ---------------
Cash flows used in investing activities:
         Purchases of property and equipment                                                    (1,759,774)
                                                                                           ---------------
                                     Net cash used in investing activities                      (1,759,774)
                                                                                           ---------------
Cash flows from financing activities:
         Bank overdraft                                                                           (753,630)
         Net repayment of borrowings under line of credit                                       (2,427,758)
         Proceeds from issuance of notes payable                                                 1,500,000
         Deferred loan costs                                                                       (79,764)
         Principal payments under capital lease obligations                                       (145,880)
                                                                                           ----------------
                                           Net cash used in financing activities                (1,907,032)
                                                                                           ----------------
                                            Net increase in cash                                    492,655
Cash at beginning of year                                                                               ---
                                                                                           ----------------
Cash at end of year                                                                        $        492,655
                                                                                           ================
Supplemental disclosure of cash flow information:
         Cash paid during the year for:
                  Interest                                                              $        1,894,249
                  Income taxes                                                                      22,533


 See accompanying notes to consolidated financial statements.

                               THE WALKING COMPANY
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                                February 3, 2002

 (1)   Organization

       The Walking Company and subsidiaries (the Company) is principally engaged in the retailing of footwear, apparel, and accessories in retail mall locations throughout the United States of America. The Company had 95 retail stores open as of February 3, 2002.

(2)    Summary of Significant Accounting Policies

       (a)    Principles of Consolidation

              The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries, Alan's Shoes, Inc. and Oasis Comfort Corporation (Oasis). All significant intercompany balances and transactions have been eliminated in consolidation.

       (b)    Inventories

              Inventories, consisting primarily of footwear held for resale, are stated at the lower of cost (determined by the first-in, first-out method) or market.

       (c)    Depreciation and Amortization

              Depreciation and amortization of property and equipment are provided using the straight-line method over five to seven years, which approximates the estimated useful lives of the related assets. Leasehold improvements are amortized on the straight-line basis over their estimated economic useful lives or the lease term, whichever is shorter. Goodwill that resulted from the acquisition of Alan's Shoes, Inc. is being amortized over a ten-year period on a straight-line basis.

       (d)    Revenue Recognition

              Revenue from products sold is recognized at the point of sale. Allowances for estimated returns and discounts are provided when the related revenue is recorded.

       (e)    Business and Credit Concentrations

              The Company sells footwear products throughout the United States of America. The footwear industry is impacted by the general economy. Changes in the marketplace may significantly affect management's estimates and the Company's performance. Management performs regular evaluations concerning the ability of its wholesale customers to satisfy their obligations and records a provision for doubtful accounts based upon these evaluations. The Company's credit losses for the fiscal years presented are insignificant and have not exceeded management's estimates.

       (f)    Use of Estimates

              Management of the Company has made a number of estimates and assumptions relating to the reporting of revenues and expenses, and the disclosure of contingent assets and liabilities as of February 3, 2002 and the reported amounts of revenues and expenses during the reporting period in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

       (g)    Income Taxes

              The Company accounts for income taxes under the asset and liability method whereby deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

       (h)    Fiscal Year

              The Company reports its income on a 52- or 53-week fiscal year basis with the last day of the year being the Sunday closest to the end of January. The Company has defined its fiscal year as the period in which the majority of the months occur (e.g., the year ending February 3, 2002 is referred to as fiscal 2001). Fiscal 2001 was a 53-week year.

       (i)    Long-Lived Assets

              The Company reports long-lived assets, including intangibles, at cost. Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

       (j)    Investment

              The Company accounts for its investment using the equity method in accordance with Accounting Principles Board Opinion No. 18. The equity method is used when the Company's ownership does not permit it to control or make major decisions of the operations of the underlying investment. Under the equity method, the investment is recorded at cost and adjusted for its proportionate share of the earnings or loss, any distributions received from the entity, or any permanent impairment of value below cost.

       (k)    Goodwill

              Amortization of goodwill is provided on a straight-line basis over the estimated useful life of ten years. The carrying amount of goodwill is assessed for impairment when income from operations from the applicable related business indicates that the carrying amount of the asset may not be recoverable. Effective in fiscal 2002, goodwill will no longer be amortized and will be subject to a transitional impairment analysis as a result of the issuance of Statement of Financial Accounting Standards Board No. 142
              (SFAS No. 142), Goodwill and Other Intangible Assets.
              Amortization of goodwill in fiscal 2001 was $22,700.

       (l)    Stock Compensation

              The Company accounts for stock compensation under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement No. 123), and has elected to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APBO No.
              25), with pro forma disclosures of net loss as if the fair-value-based method of accounting had been applied. The impact on pro forma net loss is immaterial; therefore, no pro forma information is presented.

       (m)    Advertising

              Advertising costs are expensed as incurred. Total advertising expense was $346,161 during fiscal 2001.

       (n)    Comprehensive Income

              The Company reports comprehensive income under Statement of Financial Accounting Standards No. 130 (SFAS No. 130),
              Reporting Comprehensive Income. Except for net loss, the Company does not have any transactions and other economic events that qualify as comprehensive income as defined under SFAS No. 130.

       (o)    Liquidity

              The accompanying consolidated statements of operations, shareholders's equity and cash flows have been prepared assuming that the Company will continue as a going concern. While the Company incurred a $3,578,359 loss for the year ended February 3, 2002, the Company's current assets exceed its current liabilities by $16,538,542, and cash flows from operations were $4,159,461. In order to improve cash flows and profitability, the Company discontinued its wholesale operations in fiscal 2000 and has focused on its core retail operations. Additionally, the Company has significantly curtailed its internet business activity through the contribution of the domain name shoes.com to Shoes.com, Inc. in fiscal 2000 (note 3). Management of the Company intends to selectively add new stores in fiscal 2002, focus on growing existing stores profitability, close those stores that are not operating at an acceptable level of profitability, and continue to utilize cost containment/reduction strategies. The Company believes these measures will improve the Company's liquidity and combined with existing credit facilities will be sufficient to continue its operations.

(3)    Investment

       The Company has a 34% investment in Shoes.com, Inc. The investment is recorded on the equity method of accounting. The Company has recorded losses whereby its investment has been written off.

(4)    Acquisition

       In September 1999, the Company acquired all of the outstanding stock of Alan's Shoes, Inc. in exchange for 30,242 shares of the Company's common stock, with an aggregate appraised value of $241,936 plus $1,500,000 in cash. This acquisition was accounted for as a purchase. The net assets acquired consisted primarily of inventory, accounts receivable, an Internet domain name (notes 3 and 10), property and equipment, various other assets, and the assumption of certain notes payable and accounts payable. The notes payable assumed were repaid on September 18, 1999. The excess purchase price over the net assets acquired, aggregating $1,327,000, was recorded as goodwill.

(5)    Borrowings under Line of Credit and Notes Payable

       On June 23, 2000, the Company entered into a line of credit agreement (the Agreement) with a bank to replace its former credit facility. The Agreement was amended on December 20, 2001. The Agreement permits maximum borrowings of the lesser of $35,000,000 or, based on an independent appraisal, up to 65% of the Company's eligible inventory balances. Under the amendment to the Agreement, the Company can borrow $1,500,000 in excess of the borrowing base through September 30, 2002. Borrowings under this Agreement bear interest at the bank's prime interest rate plus 0.50% (5.25% at February 3, 2002) or an adjusted Eurodollar rate (Libor) plus 2.50% (4.2613% at February 3, 2002) and expires on July 31, 2004.
       Borrowings under the Agreement are also secured by substantially all of the Company's assets. As of February 3, 2002, outstanding borrowings under this agreement were $13,808,411. Available borrowings under the line of credit at February 3, 2002 were $1,687,704. The Agreement has a subfeature that provides for the Company to issue letters of credit for a maximum of $6,000,000. Outstanding commitments under related letters of credit were $887,281 as of February 3, 2002. The Agreement requires the Company to be in compliance with certain financial (including a fixed charge coverage ratio) and operational covenants, as defined in the Agreement. The Agreement also includes certain prepayment penalties including a 5.00% premium on any outstanding letters of credit, as well as a penalty based on a percentage of borrowings outstanding under the Agreement as follows: 2.00% from date of note through July 30, 2002, 1.00% from July 31, 2002 through July 31, 2003, and 0.75% from
       August 1, 2003 through July 30, 2004.

       The Company also has a $6,000,000 senior subordinated note payable bearing interest at 12.75% from a third-party investor (Investor). Payment required under the note is as follows: interest-only payments from date of note (July 1999) through July 2003, principal and interest on a monthly basis from July 2003 through June 2004, and any unpaid principal and interest due in full in July 2004. The amount of principal due during the fiscal years ended January 2003 and 2004 is approximately $840,000 and $5,160,000, respectively. Upon the closing of the financing, warrants were issued that entitle the Investors to purchase 332,824 of the Company's common stock for $0.01 per share. The warrants expire on the earlier of October 2008 or six years from the date the note and related interest are paid in full. No value was ascribed to the warrants upon issuance.

       On December 20, 2001, the Company entered into a $1,500,000 note and warrant purchase agreement with certain shareholders of the Company. This agreement is junior to the $6,000,000 senior subordinated note. It bears interest at the rate of 15% per annum. Interest and principal payments are not required until maturity, October 29, 2004. However, if the principal and accrued interest is not paid by April 20, 2003, the note holders individually have the option to exercise their warrants which, if exercised, would collectively equal 10% of the Company's then outstanding common shares. The exercise price of the warrants is $0.01 per share. No value was ascribed to the warrants upon issuance. Additionally, if the principal and accrued interest continues to be unpaid as of December 20, 2003, the note holders have the option to individually convert their notes to common shares which would collectively equal 10% of the Company's then outstanding common shares. This option may be exercised at any time up to December 20, 2008. The note requires that the Company be in compliance with certain financial covenants (including tangible net worth and fixed charge ratio) and operational covenants, as defined in the note. The Company was in compliance with all such covenants as of February 3, 2002. The Company has recorded related party interest expense related to this note of approximately $28,000 during fiscal 2001.

       Deferred financing costs related to these financing agreements were $451,795, and accumulated amortization was $204,399, as of February 3, 2002. These costs are being amortized over the term of the loans.

(6)    Factoring Agreement

       On April 20, 1998, the Company entered into a factoring agreement (the Agreement) with a commercial bank that permits Oasis to borrow up to 80% of factored accounts receivable less charges and reserves at the prime interest rate plus 1.00% (5.75% at February 3, 2002). As of February 3, 2002, there were no borrowings outstanding under this Agreement. The Agreement expired in April 2002 and was not renewed by the Company.

(7)    Shareholders' Equity

       Holders of all outstanding series of preferred stock are entitled to receive dividends if and when declared upon the common stock. None of the outstanding series of preferred stock has any rights to cumulative dividends. The holders of the outstanding series of preferred stock have liquidation preferences over each junior issuance of preferred stock and over the common stock. Shares of all outstanding series of preferred stock are convertible into common stock at any time (ten shares of common stock for each share of preferred stock). All outstanding series of preferred stock automatically convert to common stock upon the closing of a public offering.

(8)    Stock Options and Warrants

       Options to purchase common shares have been granted under the 1993 Stock Option Plan to officers, directors, key employees, and other parties providing services to the Company. The Company has reserved a total of 1,500,000 shares under the stock option plan and has 782,340 of options outstanding as of February 3, 2002 to purchase common stock at an exercise price ranging from $.40 to $9.50 per share. The options vest over a range of time from grant date to five years commencing one year from grant date. The remaining contractual life ranges from one month to ten years. As of February 3, 2002, a total of 481,067 options were exercisable under the stock option plan, with a weighted average exercise price of $4.05.

       The following table summarizes the transactions of the Company's stock option plan for fiscal 2001:

                                                                                                            Weighted
                                                                                      Number of             average
                                                                                      shares                exercise price
                                                                                 --------------------   --------------------

      Options outstanding, January 28, 2001                                            976,022                  5.41

      Granted                                                                          221,000                  8.01
      Exercised                                                                            ---                   ---
      Canceled                                                                         414,682                  6.71
                                                                                 --------------------

      Options outstanding, February 3, 2002                                            782,340                  5.45
                                                                                 ====================


       As of February 3, 2002, the Company had outstanding warrants to purchase 1,639,244 shares of the Company's common stock at prices ranging from $0.01 to $5.39 per share and 3,240 shares of the Company's Series C preferred stock for $2.50 per share that were not granted under the 1993 Stock Option Plan. No warrants were exercised duing fiscal 2001.

(9)   Income Taxes

       State income tax expense (all current) consists of the following:

                              Year ended February 3, 2002:
                                  State                                       $          28,500
                                                                                 ====================

       Income tax expense differs from the amount computed by applying the federal statutory corporate tax rate of 34% to loss before income taxes as shown below:

                                                                                      February 3,
                                                                                        2002
                                                                                 --------------------

      Computed expected income tax benefit                                    $        (1,207,000)
      State income taxes, net of federal benefit                                          (70,000)
      Change in deferred tax asset valuation allowance                                  1,299,000
      Nondeductible expenses                                                                6,500
                                                                                 --------------------

                                                                              $            28,500
                                                                                 ====================
       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                                      February 3,
                                                                                         2002
                                                                                 --------------------

      Deferred tax assets:
          Inventories                                                         $           339,000
          Property and equipment                                                        1,091,000
          Accrued expenses                                                                258,000
          Net operating losses                                                          2,228,000
                                                                                 --------------------

                                                                                        3,916,000

          Less valuation allowance                                                      3,916,000
                                                                                 --------------------

                                                                              $                 --
                                                                                 ====================

       As of February 3, 2002, the Company has federal and state net operating loss carryforwards of $6,194,000. The future tax benefit of the net operating loss carryforward has not been recognized since the realization is dependent upon the Company's ability to generate future earnings.

       As of February 3, 2002, deferred tax assets aggregating $3,916,000, have been recorded. Due to the uncertainty of the Company's ability to generate future earnings, the Company has established a related valuation allowance of $3,916,000 at February 3, 2002, an increase of $1,299,000 from January 20, 2001.

(10)   Store Closure Costs

       During fiscal 2001, the Company closed five stores that were not operating at acceptable levels of profitability. As a result, the Company has recorded $599,809 of store closure costs during fiscal 2001 related to lease termination fees, abandoned leasehold improvements, severance costs, and other costs.

(11)   Commitments and Contingencies

       (a)    Leases

              The Company leases its facilities under various operating and capital lease agreements that expire through June 2011. Some of these leases require the Company to make periodic payments for property taxes and common area operating expenses. Certain leases include rent abatements and scheduled rent escalations, for which the effects are being amortized and recorded over the lease term. At February 3, 2002, the approximate minimum rental commitments under noncancelable operating and capital lease agreements are summarized as follows:




                                                                                                               Operating
             Year ending January:                                                  Capital leases                Leases
                                                                                   --------------               -------
                 2003                                                         $           157,896              9,938,339
                 2004                                                                      50,040              9,467,050
                 2005                                                                       4,696              8,305,150
                 2006                                                                          --              8,013,311
                 2007                                                                          --              7,843,475
                 Thereafter                                                                    --             18,527,488
                                                                                 --------------------   -------------------

                           Total minimum obligations                                      212,632    $        62,094,813
                                                                                                        ===================

             Less amount representing interest                                            12,788
                                                                                 --------------------
                           Present value of minimum obligations               $          199,844
                                                                                 ====================





              In addition to the above minimum rental commitments, the Company has certain operating leases that require the Company to pay a percentage of gross or net revenues, as defined. As the future rental expense for these leases is not estimable, no future commitment has been included in the above schedule. Rental expense related to percentage rent during the fiscal years ended February 3, 2002 was approximately $117,000.

              Total rental expense, including amounts related to percentage rent, for the fiscal year ended February 3, 2002 was approximately $9,900,000.

       (b)    Other Matters

              The Company is a party to various legal proceedings incidental to the conduct of its business. Although the ultimate disposition of these proceedings is not presently determinable, management believes that any adverse outcome which may result from such proceedings would not have a material adverse effect upon the financial position or results of operations of the Company.

                                  Exhibit 99.2

               PRO FORMA FINANCIAL INFORMATION - EXPLANATORY NOTES


         On March 3, 2004, Big Dog Holdings, Inc. ("Big Dog" or the "Company") completed its acquisition of substantially all the assets of the The Walking Company ("TWC") through an asset purchase pursuant to the second amended Debtor's Plan of Reorganization dated March 2, 2004 (the "Plan"). Big Dog acquired TWC for approximately $22 million which included the payment and issuance of cash, notes and stock rights by the Company and a subsidiary of the Company pursuant to the Plan. The following unaudited Pro Forma Condensed Combined Financial Statements are presented to illustrate the effects of the acquisition of The Walking Company on the historical financial position and operating results of Big Dog.

Pro Forma Results for the Year Ended December 31, 2003

         The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2003 give effect to the acquisition of The Walking Company as if it occurred on January 1, 2003. The Pro Forma Condensed Combined Statement of Operations are based on the historical results of operations of Big Dog and TWC for the year ended December 31, 2003 and February 1, 2004, respectively.

Pro Forma Results for the Three Months Ended March 31, 2004

         The unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2004 gives effect to the acquisition of The Walking Company as if it occurred on January 1, 2003. The Pro Forma Condensed Combined Statement of Operations is based on the historical results of operations of Big Dog and TWC for the three months ended March 31, 2004.

         The Pro Forma Condensed Financial Statements and the accompanying notes (together, the "Pro Forma Financial Information") should be read in conjunction with the historical financial statements and notes thereto of Big Dogs and TWC. For Big Dog, those financial statements are included in the Big Dog's Annual Report on Form 10-K for the year ended December 31, 2003 and Big Dog's Quarterly Report on Form 10-Q for the period ended March 31, 2004 as previously filed with the Securities and Exchange Commission. For TWC, those financial statements are included herewith.

         The Pro Forma Financial Information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had the business combination occurred on January 1, 2003 and is not necessarily indicative of future results of operations.

                     BIG DOG HOLDINGS, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                         YEARS ENEDED DECEMBER 31, 2003


                                                    Big Dog                The Walking
                                                    -------                -----------
                                                    Holdings, Inc.         Company
                                                    --------------         -------
                                                    December 31,           February 1,        Pro Forma
                                                    ------------           ----------         ---------
                                                        2003                 2004             Adjustments    Notes    Combined
                                                        ----                 ----             -----------    ------   ---------

NET SALES.......................................       $103,757,000        $74,323,000       $(9,894,000)    (1)     $168,186,000
COST OF GOODS SOLD .............................         45,025,000         36,689,000        (5,253,000)    (1)       76,461,000
                                                   ----------------   ----------------       ------------            ------------
GROSS PROFIT....................................         58,732,000         37,634,000        (4,641,000)              91,725,000
                                                   ----------------   ----------------       ------------            ------------

OPERATING EXPENSES:
 Selling, marketing and distribution............         49,089,000         34,964,000        (6,291,000)    (1)(2)    77,762,000
 General and administrative.....................          5,199,000          4,253,000          (522,000)    (6)        8,930,000
                                                   ----------------   ----------------       ------------            ------------
  Total operating expenses......................         54,288,000         39,217,000        (6,813,000)              86,692,000
                                                    ---------------   ----------------       ------------            ------------

INCOME (LOSS) FROM OPERATIONS ..................          4,444,000         (1,583,000)        2,172,000                5,033,000

INTEREST EXPENSE, NET ..........................            318,000          1,752,000          (820,000)    (1)(3)     1,250,000
                                                   ----------------   ----------------       ------------            ------------


INCOME (LOSS) BEFORE REORGANIZATION COSTS AND
PROVISION FOR INCOME TAXES .....................          4,126,000         (3,335,000)        2,992,000                3,783,000


REORGANIZATION COSTS ...........................               -            14,061,000       (14,061,000)    (1)                -
                                                   ----------------   -----------------      -----------            -------------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES
                                                          4,126,000        (17,396,000)       17,053,000                 3,783,000
                                                   ----------------     ----------------    ------------             -------------

PROVISION FOR INCOME TAXES .....................          1,489,000             28,000           (79,000)    (4)         1,438,000
                                                   ----------------     ----------------    ------------             --------------

NET INCOME (LOSS) ..............................         $2,637,000       $(17,424,000)      $17,132,000              $  2,345,000
                                                   ================     ================    ============             =============

NET INCOME PER SHARE -
BASIC AND DILUTED ..............................     $          .32                                          (5)      $         .28
                                                   =================                                                 =============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING .....          8,307,000                                                      8,307,000
                                                  ==================                                                 ==============

                             See accompanying notes

                     BIG DOG HOLDINGS, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                        THREE MONTHS ENDED MARCH 31, 2004


                                                    Big Dog                The Walking
                                                    -------                -----------
                                                    Holdings, Inc.         Company            Pro Forma
                                                    --------------         -------          ------------
                                                    Historical             Historical         Adjustments   Notes      Combined
                                                    ------------           ----------         ---------     ------    -----------


NET SALES.......................................       $16,626,000        $13,573,000          $    -                $ 30,199,000
COST OF GOODS SOLD .............................         7,890,000          7,559,000               -                  15,449,000
                                                   ----------------   ---------------- ---------------------      ----------------
GROSS PROFIT....................................         8,736,000          6,014,000               -                  14,750,000
                                                   ----------------   ---------------- ---------------------      ----------------

OPERATING EXPENSES:
 Selling, marketing and distribution............         11,461,000          6,069,000          (134,000)      (2)     17,396,000
 General and administrative.....................          1,327,000          1,528,000          (106,000)      (6)      2,749,000
                                                   ----------------   ---------------- ---------------------        --------------
  Total operating expenses......................         12,788,000          7,597,000          (240,000)              20,145,000
                                                   ---------------    --------------- ---------------------         --------------

LOSS FROM OPERATIONS ...........................         (4,052,000)        (1,583,000)          240,000                (5,395,000)

INTEREST EXPENSE, NET ..........................             71,000            460,000          (205,000)      (3)         326,000
                                                   ----------------   ----------------       ------------            --------------

LOSS BEFORE REORGANIZATION COSTS AND BENEFIT
FOR INCOME TAXES ...............................         (4,123,000)        (2,043,000)          445,000                (5,721,000)


REORGANIZATION COSTS ...........................             -               (954,000)           954,000       (1)           -
                                                   ------------------  ---------------       ------------             -------------

LOSS BEFORE BENEFIT FOR INCOME TAXES ...........         (4,123,000)       (2,997,000)         1,399,000                (5,721,000)
                                                   ------------------   --------------       -------------            -------------

BENEFIT FOR INCOME TAXES .......................        (1,567,000)          (265,000)           (342,000)     (4)      (2,174,000)
                                                  -------------------  ---------------       -------------            -------------

NET LOSS .......................................   $    (2,556,000)       $(2,732,000)        $1,741,000               $(3,547,000)
                                                  ===================  ===============       ==============           =============

NET LOSS PER SHARE - BASIC AND DILUTED...........  $           (.31)                                           (5)    $        (.43)
                                                  ===================                                                 =============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING......           8,244,000                                                      8,244,000
                                                  ===================                                                 ==============


                             See accompanying notes

                     BIG DOG HOLDINGS, INC. AND SUBSIDIARIES

 NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION


Basis of Presentation

Big Dog Holdings, Inc. and subsidiaries ("Big Dog") operate on a calendar basis ending December 31. Prior to acquisition, The Walking Company ("TWC") operated on a 52-53 week fiscal year ending on the Sunday closest to the month end in January. The Pro Forma condensed consolidated financial statements for the year ended December 31, 2003 include Big Dog financial information for the year ended December 31, 2003 and TWC financial information for the 53 weeks ended February 1, 2004. The Pro Forma condensed consolidated financial statements for the three months ended March 31, 2004 include Big Dog financial information for the three months ended March 31, 2004 and TWC financial information for the three months ended March 31, 2004. As a result of the different fiscal year ends, revenues of $3.8 million and net loss of $3.4 million for TWC for the period of January 1, 2004 through February 1, 2004 is included in both the Pro Forma results of operations for the year ended December 31, 2004 and the three months ended March 31, 2004.

Purchase Price Allocation

The following table sets forth the components of the purchase price. The consideration will be allocated to the assets and liabilities acquired based upon their relative fair values. Such allocations are subject to final determination based on valuations and other studies to be performed.


        Cash consideration paid at closing                               $1,700,000

        Redeemable convertible notes, notes payable and rights
        issued                                                            5,582,000

        Net current and other liabilities assumed                        12,840,000

        Estimated acquisition costs                                       1,661,000
                                                                        -----------
        Total purchase consideration                                    $21,783,000
                                                                        ===========


        Allocation of purchase price:

        Cash and cash equivalents                                         $ 123,000

        Inventories                                                      12,754,000

        Other current assets                                              1,944,000

        Property and equipment                                            6,962,000
                                                                        -----------
        Total purchase allocation                                       $21,783,000
                                                                        ===========


Explanation of Pro Forma Adjustments

The pro forma statement of operations for the three months ended March 31, 2004 and year ended December 31, 2003 give effect to the acquisition of TWC by Big Dog as if it had occurred on January 1, 2003.

(1) During the fiscal year ended February 1, 2004, TWC incurred reorganization costs and expenses in conjunction with its Chapter 11 bankruptcy proceedings. Accordingly, all bankruptcy related items and events (e.g., reorganization expenses, rejected leases, liabilities subject to compromise) have been removed from the combined condensed pro forma financial statements. In addition, 32 underperforming stores were closed both before and during the bankruptcy proceedings. Accordingly, sales of $9,894,000, cost of goods sold of $5,253,000 and selling expenses of $5,486,000 were excluded from the Pro Forma results for these closed stores for the year ended December 31, 2003. Selling expenses include salaries, rent, depreciation and other direct costs associated with the closed stores.

(2) Represents a reduction in depreciation expense of $805,000 and $134,000 for the year ended December 31, 2003 and for the three months ended March 31, 2004, respectively. The depreciation reduction is a result of adjusting TWC's property and equipment down by $1,185,000 to its fair value of $6,962,000 as of the acquisition date. This amount excludes depreciation expense associated with the closed stores (see note 1) and was calculated by comparing the monthly depreciation post acquisition to monthly depreciation pre acquisition.

(3) Represents the net change in interest expense from reduced debt service. As a result of the reorganization, $11,000,000 in debt (recorded as liabilities subject to compromise) was eliminated. However as a component of purchase price, the Company issued $5,582,000 in redeemable convertible notes, notes payable and rights. In addition, the Company will continue to use its lines of credit facilities to manage its short-term liquidity needs. The Company has estimated a reduction of interest expense of $820,000 and $205,000 for the year ended December 31, 2003 and the three months ended March 31, 2004, respectively. This estimate was calculated based on the debt service requirements for the new and existing debt, as well as projected use of the lines of credit facilities.

(4) Adjustment to the income tax provision to reflect Big Dog effective tax rate of 38.0%.

(5) Assumes no change in the weighted average number of shares outstanding.

(6) Represents the reduction in personnel expense as a result of the elimination of certain redundant management positions.